As filed with the Securities and Exchange Commission on May 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KELLY SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-1510762
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

999 West Big Beaver Road

Troy, Michigan 48084

(Address of Principal Executive Offices)

Kelly Services, Inc. Equity Incentive Plan

Kelly Services, Inc. Non-Employee Directors Deferred Compensation Plan

(Full Title of the Plan)

James M. Polehna

Vice President and Corporate Secretary

Kelly Services, Inc.

999 West Big Beaver Road

Troy, Michigan 48084

(248) 362-4444

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A common stock, par value $1.00 per share	4,800,000(1)(2)	$22.87	$109,776,000	$12,723

(1)	This Registration Statement includes 4,800,000 shares of Class A common stock, par value $1.00 per share, of Kelly Services, Inc. (the “Registrant”), offered or to be offered by the Registrant under the Kelly Services, Inc. Equity Incentive Plan and the Kelly Services, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plans”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Class A common stock that may become issuable pursuant to the anti-dilution provisions of the Plans.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of the Registrant’s shares of Class A common stock reported by the Nasdaq Global Market on May 12, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participants in the plans listed on the cover of this Registration Statement (the “Plans”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2017;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2017;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 17, 2017, March 3, 2017, March 10, 2017, March 31, 2017, April 14, 2017, May 11, 2017 and May 12, 2017; and

•	The description of the Registrant’s Class A common stock contained in its Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on June 14, 1984, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Class A common stock being registered hereby will be passed upon for us by Baker & McKenzie LLP.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful; provided, however, in a suit by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity or such expenses deemed proper by the court.

The Registrant’s By-laws provide that the Registrant will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. The Registrant’s By-laws additionally require the Registrant to advance expenses incurred by its directors, officers, employees and agents to the fullest extent permitted by Delaware law in connection with any matter with respect to which such persons may be entitled to seek indemnification.

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Registrant’s directors will not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief will remain available under Delaware law. Each director will also continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for unlawful distributions to stockholders and for any transaction from which the director derives an improper personal benefit. In addition, this provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has purchased an insurance policy which purports to insure the officers and directors of the Registrant against certain liabilities incurred by them in the discharge of their functions as officers and directors, except for liabilities resulting from their own malfeasance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on May 10, 2017.

KELLY SERVICES, INC.

By:	/s/ George S. Corona
George S. Corona
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Kelly Services, Inc., hereby, severally constitute and appoint each of Peter W. Quigley and James A. Polehna as our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she/he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or her/his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ George S. Corona	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2017
George S. Corona

/s/ Olivier G. Thirot	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2017
Olivier G. Thirot

/s/ Terence E. Adderley	Executive Chairman and Chairman of the Board of Directors	May 10, 2017
Terence E. Adderley

/s/ Carol M. Adderley	Director	May 10, 2017
Carol M. Adderley

/s/ Robert S. Cubbin	Director	May 10, 2017
Robert S. Cubbin

/s/ Jane E. Dutton	Director	May 10, 2017
Jane E. Dutton

Signature	Title	Dates

/s/ Terrence B. Larkin	Director	May 10, 2017
Terrence B. Larkin

/s/ Leslie A. Murphy	Director	May 10, 2017
Leslie A. Murphy

/s/ Donald R. Parfet	Director	May 10, 2017
Donald R. Parfet

/s/ Hirotoshi Takahashi	Director	May 10, 2017
Hirotoshi Takahashi

KELLY SERVICES, INC.

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1	Restated Certificate of Incorporation (filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 3.1 to the Registrant’s Form 10-Q filed on May 7, 2014, and incorporated herein by reference).

4.2	By-laws (filed with the Commission as Exhibit 3.2 to the Registrant’s Form 10-Q filed on May 7, 2014, and incorporated herein by reference).

5.1*	Opinion of Baker & McKenzie LLP as to the legality of the securities being registered that constitute original issue shares.

10.1	Kelly Services, Inc. Equity Incentive Plan, as amended and restated as of February 15, 2017 (filed with the Commission as Exhibit 10.1 to the Registrant’s Form 8-K on May 12, 2017, and incorporated by reference).

10.2*	Kelly Services, Inc. Non-Employee Directors Deferred Compensation Plan.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Baker & McKenzie LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.